Exhibit 5.3

BODMAN PLC SUITE 500 201 W. BIG BEAVER ROAD TROY, MICHIGAN 48084 248-743-6002 FAX 248-743-6000

September 2, 2021

Berry Global, Inc.

101 Oakley Street

Evansville, Indiana 47706

Ladies and Gentlemen:

We have acted as special Michigan counsel for Letica Corporation and Letica Resources, Inc., each a Michigan corporation (each a “Relevant Guarantor” and, collectively, the “Relevant Guarantors”), in connection with certain matters arising out of the Registration Statement on Form S-4 (the “Registration Statement”) filed by Berry Global Group, Inc., a Delaware corporation (“BGG” or “Parent Guarantor”), Berry Global, Inc., a Delaware corporation (“Berry”), and the subsidiary guarantors listed on the Table of Additional Registrant Guarantors thereto, including the Relevant Guarantors (together with BGG sometimes collectively referred to as the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by Berry to exchange:

(i) up to $800,000,000 in aggregate principal amount of Berry’s registered 0.95% First Priority Senior Secured Notes due 2024 (the “2024 Exchange Notes”) for an equal aggregate principal amount of its existing 0.95% First Priority Senior Secured Notes due 2024 issued and outstanding in the aggregate principal amount of $800,000,000 (the “2024 Initial Notes”), under that certain Indenture dated as of January 15, 2021 (the “2024 Indenture”), among Berry, U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), the Parent Guarantor and Subsidiary Guarantors (each as defined therein);

(ii) up to $1,525,000,000 in aggregate principal amount of Berry’s registered 1.57% First Priority Senior Secured Notes due 2026 (the “2026 Exchange Notes”), for an equal aggregate principal amount of its existing 1.57% First Priority Senior Secured Notes due 2026 issued and outstanding in the aggregate principal amount of $1,525,000,000 (the “2026 Initial Notes”), under that certain Indenture dated as of December 22, 2020 (the “2026 Original Indenture”), among Berry, Trustee, the Parent Guarantor and Subsidiary Guarantors (each as defined therein), as supplemented by that certain First Supplemental Indenture dated March 4, 2021 (the “2026 Supplemental Indenture”), among Berry, Trustee, the Parent Guarantor and Subsidiary Guarantors (each as defined therein); and

(iii) up to $400,000,000 in aggregate principal amount of Berry’s registered 1.65% First Priority Senior Secured Notes due 2027 (the “2027 Exchange Notes”), for an equal aggregate principal amount of its existing 1.65% First Priority Senior Secured Notes due 2027 issued and outstanding in the aggregate principal amount of $400,000,000 (the “2027 Initial Notes”), under that certain Indenture dated as of June 14, 2021 (the “2027 Indenture”), among Berry, Trustee, the Parent Guarantor and Subsidiary Guarantors (each as defined therein).

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The 2024 Exchange Notes, 2026 Exchange Notes, and 2027 Exchange Notes shall be referred to herein, collectively, as the “Exchange Notes.” The 2024 Initial Notes, 2026 Initial Notes, and 2027 Initial Notes shall be referred to herein, collectively, as the “Initial Notes.” The 2024 Indenture, the 2026 Original Indenture, the 2026 Supplemental Indenture, and the 2027 Indenture shall be referred to herein, collectively, as the “Indenture.” The Exchange Notes are to be fully and unconditionally guaranteed by the Guarantors pursuant to a guarantee (the “Guarantee”) contained in the Indenture. All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

1.                   the Registration Statement and the related form of prospectus included therein (including all exhibits thereto), in the form in which it was transmitted to the Commission under the Act;

2.                   an executed copy of the Indenture;

3.                   executed copies of the Initial Notes;

4.                   the form of the Exchange Notes;

5.                   copies, certified by the Michigan Department of Licensing and Regulatory Affairs to be true and correct copies, of the articles of incorporation, and all amendments thereto, of each Relevant Guarantor on file in the office of the Michigan Department of Licensing and Regulatory Affairs;

6.                   good standing certificates of the Michigan Department of Licensing and Regulatory Affairs with respect to each Relevant Guarantor;

7.                   copies of the by-laws of each Relevant Guarantor, certified by an officer of such Relevant Guarantor to be true and correct copies of such by-laws in effect at the time of the adoption of the resolutions referred to in the following clause 8 and on the date hereof; and

8.                   copies of the resolutions adopted by the board of directors of each Relevant Guarantor, certified by an officer of such Relevant Guarantor as of the date hereof.

The documents numbered 1 through 4 above are referred to herein as the “Guarantor Documents.”

In rendering this opinion, we have, assumed that:

(a)	Each of the parties to the Guarantor Documents, other than each Relevant Guarantor, is duly organized and validly existing under the laws of its jurisdiction of organization;

(b)	The transactions contemplated by the Guarantor Documents have been duly authorized by all parties thereto, other than the Relevant Guarantors, and the Guarantor Documents have been duly executed, delivered, and accepted by all parties thereto, other than the Relevant Guarantors;

(c)	There is no oral or written agreement (other than the written agreements identified in this opinion as having been examined by us), understanding, course of dealing, or usage of trade that affects the rights and obligations of the parties set forth in the Note Documents (as defined in the Indenture) or that would have an effect on the opinions expressed herein; there are no judgments, decrees, or orders that impair or limit the ability of any Relevant Guarantor to enter into, and execute the Guarantor Documents;

(d)	All natural persons who are signatories to the Guarantor Documents and the other documents reviewed by us were legally competent at the time of execution; all signatures on behalf of parties (other than the Relevant Guarantors) to the Guarantor Documents and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the documents that we have reviewed in rendering this opinion; and

(e)	The Exchange Notes, if and when issued, will have substantially identical terms as the Initial Notes and be issued in exchange therefor as contemplated by the Indenture and the Registration Statement.

Based upon the foregoing, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.                   Each Relevant Guarantor is a corporation, validly existing and in good standing under Michigan law, with the necessary corporate power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

2.                   Each Relevant Guarantor’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action, and each Relevant Guarantor has duly authorized the issuance of the Guarantee of the Exchange Notes.

3.                   The Indenture has been duly authorized, executed and delivered by each Relevant Guarantor.

Our opinion in paragraph 3 above regarding the Relevant Guarantors’ due execution and delivery of the Indenture is based solely on our review of scanned copies of the documents examined in connection with this opinion letter as enumerated above.

The opinions expressed herein are limited to the laws of the State of Michigan in effect on the date hereof as they presently apply, and we express no opinion herein as to the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Michigan, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ BODMAN PLC